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                                                                      Exhibit 11

                                 AES CORPORATION
             STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
                 FOR THE PERIODS ENDING MARCH 31, 2000 AND 1999
                                   (Unaudited)

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
                                                              THREE MONTHS ENDED
                                                        -------------------------------
                                                        March 31, 2000   March 31, 1999
                                                        --------------   --------------
                                                     ($ in millions, except per share amounts)
BASIC

Weighted average shares outstanding                           207.1             180.6
                                                            =======           =======

Income before extraordinary item                            $ 181.4           $   (13)
Extraordinary Item                                            (7.00)               --
                                                            -------           -------
Net income                                                  $ 174.4           $   (13)
                                                            =======           =======
Basic earnings per share before
Extraordinary item                                          $  0.88           $ (0.07)
Extraordinary item                                            (0.03)               --
                                                            -------           -------
                                                            $  0.85           $ (0.07)
                                                            =======           =======
DILUTED

Weighted average number of shares of
common stock outstanding                                      207.1             180.6

Net effect of dilutive stock options and warrants
based on the treasury stock method using ending
market price                                                    5.0                --

Stock units allocated to the deferred compensation
plans for executives and directors                              0.2                --

Effect of tecons-based on the if-converted method              15.1                --
                                                            -------           -------
Weighted average shares outstanding                             227             180.6
                                                            =======           =======
Income before extraordinary item                            $ 181.4           $   (13)
Additional contribution to net income if tecons
fully converted                                                 6.8                --
                                                            -------           -------
Adjusted net income before extraordinary item                 188.2               (13)
Extraordinary item                                               (7)
                                                            -------           -------
Adjusted net income                                         $ 181.2           $   (13)
                                                            =======           =======

Diluted items per share before extraordinary item              0.83             (0.07)
Extraordinary item                                            (0.03)               --
                                                            -------           -------
Total diluted earnings per share                            $  0.80           $ (0.07)
                                                            =======           =======
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